Exhibit 99.1

ASCENDIA ANNOUNCES REVISED

PRELIMINARY SECOND QUARTER RESULTS

HAMILTON, NJ – October 16, 2006 – Ascendia Brands, Inc. (AMEX: ASB) today announced preliminary financial results for the thirteen and twenty-six weeks ended August 26, 2006. The Company also announced a delay in the filing of its Quarterly Report on Form 10-Q for the fiscal thirteen and twenty-six weeks ended August 26, 2006. The Company and its external auditors require additional time to complete their review of the accounting treatment of the $91 million convertible term loan that the Company entered into on August 2, 2006 with Prencen Lending, LLC (the “Prencen Loan”), including specifically the extent to which certain attributes of the Prencen Loan are required to be treated as derivatives pursuant to Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities. The Company has notified the American Stock Exchange that it expects this review to be completed, and that it will file its Quarterly Report on Form 10-Q for the period ended August 26, 2006, during the week of October 23.

On October 10, 2006 the Company filed Form NT 10-Q with the U.S. Securities & Exchange Commission, setting forth preliminary financial results for the thirteen and twenty-six week periods ended August 26, 2006. These figures contained preliminary adjustments relating to the accounting treatment of the Prencen Loan, which were reflected as “Other Income (Expense)”. Because certain aspects of these preliminary adjustments are the subject of continuing review by the Company’s auditors and are therefore subject to changes that could be material in nature, the Company believes it is appropriate to re-issue its preliminary second quarter results without reflecting accounting adjustments relating to the Prencen Loan. The preliminary results described below have been modified to reflect this change.

Revised Preliminary Second Quarter Results.

Consolidated net revenues for the thirteen and twenty-six weeks ended August 26, 2006 were $24.4 million and $49.3 million respectively, compared to $16.8 million and $34.2 million respectively, for the thirteen and twenty-six weeks ended August 27, 2005. The results were favorably impacted by the Company’s acquisition of certain brands from Playtex Products, Inc., which contributed revenues of $9.5 million and $18.9 million respectively, for the thirteen and twenty-six weeks ended August 26, 2006.

Consolidated gross profit for the quarter was $4.5 million, or 18.3% of sales, compared to $1.2 million, or 7.4% of sales, for the same quarter last year. Consolidated gross profit for the six months was $9.2 million, or 18.6% of sales, compared to $2.3 million or 6.7% of sales, for the six month period a year ago. The former Playtex brands contributed $3.1 million and $7.2 million respectively, in gross profit for the fiscal thirteen and twenty-six weeks ended August 26, 2006 compared to zero in the comparable prior period.

Selling, general and administrative expenses increased $2.3 million and $4.3 million respectively for the thirteen and twenty-six weeks ended August 26, 2006 as compared to the thirteen and twenty-six weeks ended August 27, 2005. The increases are principally attributable to factors associated with the Company’s acquisition of the Playtex brands in November 2005 and the May 2005 merger with Cenuco, Inc.

Other income/interest expense, net is $3.1 million and $6.6 million, respectively, for the thirteen and twenty-six weeks ended August 26, 2006. This represents an increase of $2.9 million and $5.9 million, respectively, when compared to the thirteen and twenty-six weeks ended August 27, 2005. The increase is due primarily to interest expense and the amortization of finance fees related to the Prencen Loan and an $80 million bridge loan that was retired with the proceeds of the Prencen Loan. As stated above, other income/interest expense, net does not include other non-cash adjustments relating to the Prencen Loan, which are the subject of continuing review by the Company and its external auditors.

The following table shows selected financial information for the thirteen and twenty-six weeks ended August 26, 2006 compared to August 27, 2005:

	($ in thousands)
	Thirteen weeks ended August 26, 2006	Thirteen weeks ended August 27, 2005	Twenty-six weeks ended August 26, 2006	Twenty-six weeks ended August 27, 2005

Net sales	24,404	16,841	49,326	34,192
Gross profit	4,469	1,241	9,196	2,292
Selling, general and administrative expenses	5,821	3,530	10,581	6,233
Other income/interest expense, net*	(3,123)	(216)	(6,634)	(693)
Net loss*	(4,475)	(2,505)	(8,019)	(4,634)

*  Figures do not reflect the effects of non-cash adjustments relating to the Prencen Loan, still under review with the Company’s external auditors.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact: John D. Wille Vice President & Chief Financial Officer (609) 219-0930	Investor Relations Contact: John G. Nesbett IMS, Inc. (212) 668-0813